Exhibit 10.2

STOCKHOLDER AGREEMENT

This Stockholder Agreement is entered into as of January 1, 2020 by and between The Carlyle Group Inc., a Delaware corporation (the “Company”) and the undersigned stockholder (the “Stockholder Founder”).

RECITALS:

WHEREAS, on our about the date hereof the Company has converted from a Delaware limited partnership to a Delaware corporation and, in connection therewith, the Company and the Stockholder Founder wish to set forth certain understandings between them as set forth herein.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I.

INTRODUCTORY MATTERS

1.1 Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Agreement” means this Stockholder Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of the Company.

“Common Stock” means shares of common stock, par value $0.01 per share, of the Company, and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation or similar transaction.

“Company” has the meaning set forth in the Preamble.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Founders” means Messrs. William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein.

“Stockholder Founder” has the meaning assigned to it in the preamble.

“Stockholder Designator” means the Stockholder Founder or, in the event the Stockholder Founder is unable or unwilling (whether as a result of the Stockholder Founder’s death or incapacity or otherwise) to act as Stockholder Designator hereunder for any reason, one or more members of the Stockholder Group that Beneficially Own a majority of the shares of Common Stock Beneficially Owned by all members of the Stockholder Group.

“Stockholder Designee” means a director designated to the Board in accordance with this Agreement.

“Stockholder Group” means, collectively, the (i) Stockholder Founder; (ii) a member or members of the Stockholder Founder’s family (it being understood that “family” shall mean any relationship by blood, marriage or adoption including descendants of any degree of the Stockholder Founder or of the Stockholder Founder’s spouse or siblings); (iii) a trust, estate, partnership or similar entity the beneficiaries of which are primarily the Stockholder Founder or a member or members of the Stockholder Founder’s family; (iv) a charitable trust, partnership, foundation or similar entity controlled by any other member or members of the Stockholder Group; or (v) any other entity that is wholly owned by or established primarily for the benefit of such persons.

1.2 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, and (c) the words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

ARTICLE II.

CORPORATE GOVERNANCE MATTERS

2.1 Designation of Directors.

(a) (i) The Stockholder Designator shall be entitled to designate one Stockholder Designee for so long as the Stockholder Group Beneficially Owns at least 5% of the issued and outstanding Common Stock.

(ii) In addition, the Stockholder Designator shall be entitled to designate a second Stockholder Designee until the earlier of (x) such time as the Stockholder Group shall cease to beneficially own at least 20 million shares of Common Stock (as adjusted for any stock split, stock dividend or other subdivision, reverse stock split or other combination, reclassification, reorganization or similar event) and (y) January 1, 2027.

Whenever the Stockholder Designator designates a Stockholder Designee hereunder that is not a Founder (any such person, an “Additional Director”), such Additional Director must be reasonably qualified as determined by the Nominating and Corporate Governance Committee of the Board acting in good faith; provided, that (A) the Nominating and Corporate Governance Committee shall make a determination as to whether the Additional Director is reasonably qualified within 30 days of the Additional Director submitting to the Company a completed copy of the Company’s standard Directors and Officers questionnaire (and if the Nominating and

Corporate Governance Committee fails to make a determination and inform the Stockholder Designator in writing of such determination within such 30-day period, such individual shall be deemed to be reasonably qualified for purposes of this Agreement); (B) in no event shall the Nominating and Corporate Governance Committee be permitted to unreasonably withhold, condition or delay its determination that an individual is reasonably qualified; and (C) if the Company is no longer a “controlled company” under the applicable listing standards of the Nasdaq Stock Market or other national securities exchange upon which the Common Stock is listed, at least one of the Stockholder Designees shall be independent under the applicable listing standards of the Nasdaq Stock Market or other national securities exchange upon which the Common Stock is listed.

(b) No Stockholder Designee that the Stockholder Designator would then be entitled to designate pursuant to Section 2.1(a) shall be removed without the consent of the Stockholder Designator delivered in accordance with Section 3.2 hereof.

(c) In the event that a vacancy is created at any time by death, disability, retirement, removal (with or without cause), disqualification, resignation or otherwise with respect to any Stockholder Designee, the Company shall cause such vacancy to be filled, as soon as possible, by a new designee of the Stockholder Designator who shall be entitled to serve the remaining term of the director whose vacancy such designee is filling (and such replacement shall be considered a “Stockholder Designee” for purposes of this Agreement).

(d) The Company shall, to the fullest extent permitted by law, include in the slate of nominees recommended by the Board at any meeting of stockholders called for the purpose of electing directors (or consent in lieu of meeting), each Stockholder Designee designated pursuant to this Section 2.1 and use its best efforts to cause the election of each such Stockholder Designee to the Board, including nominating each such individual to be elected as a director as provided herein, recommending each such individual’s election and soliciting proxies or consents in favor thereof, in each case, using the same level of efforts as it recommends, supports and solicits proxies or consents for the election of the other members of the Board.

(e) In addition to any vote or consent of the Board or the stockholders of the Company required by applicable law or the certificate of incorporation or bylaws of the Company, and notwithstanding anything to the contrary in this Agreement, for so long as this Agreement is in effect, any action by the Board to increase the total number of directors comprising the Board to a number greater than twelve (other than any such increase in connection with the election of one or more directors elected exclusively by the holders of one or more classes or series of the Company’s shares other than Common Stock) shall require the prior written consent of the Stockholder Designator, delivered in accordance with Section 3.2 hereof.

2.2 Board Chair and Committees. For so long as the Stockholder Designator has the right to designate two Stockholder Designees pursuant to Section 2.1(a) hereof, the Founders, if any, who then serve as directors on the Board shall be entitled (but not obligated) to designate (i) a Chair or Co-Chair(s) of the Board provided, that any such Chair or Co-Chair shall be a Founder; and (ii) except as otherwise required by applicable law or the listing standards of the Nasdaq Stock Market or other national securities exchange upon which the Common Stock is listed, a Founder to serve on each of the Compensation Committee, the Nominating and Corporate Governance Committee of the Board and any Executive Committee of the Board.

2.3 Other Rights of Stockholder Designees. Each Stockholder Designee shall be entitled to the same rights and privileges applicable to all other members of the Board generally or to which all such members of the Board are entitled. In furtherance of the foregoing, the Company shall indemnify, exculpate, and reimburse fees and expenses of each Stockholder Designee (including by entering into an indemnification agreement in a form substantially similar to the Company’s form director indemnification agreement) and provide each Stockholder Designee with director and officer insurance to the same extent it indemnifies, exculpates, reimburses and provides insurance for the other members of the Board pursuant to the certificate of incorporation or bylaws of the Company, applicable law or otherwise.

2.4 Resignations. If at any time the number of Stockholder Designees on the Board exceeds the number that the Stockholder Designator is then entitled to designate pursuant to Section 2.1(a) above and the Nominating and Corporate Governance Committee of the Board so requests, the Stockholder Designator shall cause one or more of the Stockholder Designees, as the case may be, to promptly resign from the Board; provided that in no event shall the Stockholder Founder himself ever be required to resign from the Board pursuant to this Section 2.4.

ARTICLE III.

GENERAL PROVISIONS

3.1 Termination. Unless earlier terminated by the Stockholder Designator pursuant to a written notice delivered to the Company, this Agreement shall terminate automatically at the later of (i) such time as the Stockholder Designator shall have no right to designate any Stockholder Designee pursuant to Section 2.1(a) above and (ii) such time as there shall be no Stockholder Designee serving on the Board pursuant to Section 2.1 above.

3.2 Notices. Any notice, designation, request, request for consent or consent provided for in this Agreement shall be in writing and shall be either personally delivered, sent by facsimile or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to the Stockholder Designator at the address(es) indicated on the Company’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices and other such documents will be deemed to have been given or made hereunder when delivered personally or sent by facsimile (receipt confirmed) and one (1) business day after deposit with a reputable overnight courier service.

The Company’s address is:

The Carlyle Group Inc.

1001 Pennsylvania Avenue, NW

Washington, DC 20004

(T) (202) 729-5626

(F) (202) 729-5325

Attention: General Counsel

Email: jeffrey.ferguson@carlyle.com

3.3 Amendment; Waiver. The terms and provisions of this Agreement may be modified or amended only with the written approval of the Company and the Stockholder Designator.

(a) Except as expressly set forth in this Agreement, neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any right, remedy, power or privilege under this Agreement, unless the waiver of such claim, right, remedy, power or privilege is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in in the specific instance in which it is given.

3.4 Further Assurances. The Company will sign such further documents, cause such meetings to be held, resolutions passed and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof. To the fullest extent permitted by law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, the Stockholder Founder being deprived of the rights contemplated by this Agreement.

3.5 Assignment. The rights of the Stockholder Founder under this Agreement may not be assigned without the express prior written consent of the Company, and any attempted assignment, without such consent, will be null and void; provided that, for the avoidance of doubt, in no event shall the exercise of any rights, claims or benefits inuring to members of the Stockholder Group under this Agreement constitute an assignment.

3.6 Third Parties. Except as provided herein with respect to any member of the Stockholder Group, this Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

3.7 Governing Law. THIS AGREEMENT AND ITS ENFORCEMENT AND ANY CONTROVERSY ARISING OUT OF OR RELATING TO THE MAKING OR PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

3.8 Jurisdiction; Waiver of Jury Trial. Each party hereto hereby (i) agrees that any action, directly or indirectly, arising out of, under or relating to this Agreement shall exclusively be brought in and shall exclusively be heard and determined by either the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware, and (ii) solely in connection with the action(s) contemplated by subsection (i) hereof, (A) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts identified in subsection (i) hereof, (B) irrevocably and unconditionally waives any objection to the laying of venue in any of the courts identified in clause (i) of this Section 3.8, (C) irrevocably and unconditionally waives and agrees not to plead or claim that any of the courts identified in such clause (i) is an inconvenient forum or does not have personal jurisdiction over any party hereto, and (D) agrees that mailing of process or other papers in connection with any such action in the manner provided herein or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM OR ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE SERVICES CONTEMPLATED HEREBY.

3.9 Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of a bond.

3.10 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

3.11 Severability. If any provision of this Agreement, or the application of such provision to any party or person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such party, person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law, and (iii) the application of such provision to other parties, persons or circumstances or in other jurisdictions shall not be affected thereby.

3.12 Headings and Captions. The headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

3.13 Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

COMPANY:

THE CARLYLE GROUP INC.

By:	/s/ Curtis L. Buser
Name:	Curtis L. Buser
Title:	Chief Financial Officer

STOCKHOLDER FOUNDER:

/s/ Daniel A. D’Aniello
Name: Daniel A. D’Aniello

[Signature Page to The Carlyle Group Inc. Stockholder Agreement]